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NEWS	[LOGO OF CITY NATIONAL CORPORATION APPEARS HERE]

February 13, 2003

Investor Contact:
Frank Pekny, City National Corporation, 310-888-6700
 Frank.pekny@cnb.com

Media Contact:
Cary Walker, City National Corporation, 213-833-4715
 Cary.walker@cnb.com

City National Corporation Completes Private Offering
Of $225 Million of Senior Notes

LOS ANGELES—City National Corporation (NYSE: CYN) today announced the sale of $225 million of senior notes in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

The notes bear interest at a fixed rate of 5.125 percent each year until maturity in 2013. They are not redeemable prior to maturity. Interest on the notes will be paid semi-annually, beginning on August 15, 2003.

The net proceeds from the offering will be used for general corporate purposes, including to finance the company's announced acquisition of Convergent Capital Management LLC, possible future acquisitions, the company's stock repurchase program and debt repayment.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About City National

City National Corporation is a financial services company with $11.9 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank®, City National provides banking, investment and trust services through 54 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. The company has $19.5 billion in investment and trust assets under management or administration.

For more information about City National, visit the company's Web site at cnb.com.

Forward-Looking Language

This news release contains forward-looking statements for which the company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, information concerning the company's possible or assumed future financial condition, and its results of operations and business. A number of factors, some of which are beyond the company's ability to control or predict, could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand and competition, changes in legislation or regulation, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, regulatory, and technological factors affecting the company's operations, pricing, products and services. Investors are encouraged to access City National Corporation's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the company.

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City National Corporation Completes Private Offering Of $225 Million of Senior Notes